Exhibit 99.1

FOR IMMEDIATE RELEASE

Jamie Fulmer (864) 342-5633

jfulmer@advanceamerica.net

ADVANCE AMERICA ANNOUNCES COMPLETION

OF MERGER WITH GRUPO ELEKTRA

SPARTANBURG, SC — April 23, 2012 — Advance America, Cash Advance Centers, Inc. (NYSE: AEA) (the “Company”) today announced that it has completed its merger with an indirect subsidiary of Grupo Elektra S.A.B. de C.V. (“Grupo Elektra”), effective April 23, 2012. Grupo Elektra offers banking services, credit, and other financial products to underserved consumers in Mexico and in other Latin American countries, including Brazil, El Salvador, Guatemala, Honduras, Panama, and Peru. Based in Mexico City, Grupo Elektra is a publicly-traded company on the Mexican stock exchange.

Under the terms of the merger agreement with Grupo Elektra, an indirect subsidiary of Grupo Elektra has acquired all of the outstanding shares of common stock of the Company for $10.50 per share in cash. Letters of transmittal enabling the Company’s stockholders of record to deliver their shares to the paying agent in exchange for payment of the merger consideration will be distributed shortly. If your shares of the Company’s common stock are held in “street name” by your broker, bank, or other nominee, you will receive instructions after the effective time of the merger from your broker, bank, or other nominee as to how to effect the surrender of your “street name” shares and receive cash for those shares.

In connection with the transaction, the Company was advised by Wells Fargo Securities LLC and K&L Gates LLP, and Grupo Elektra was advised by Stephens, Inc. and Paul, Weiss, Rifkind, Wharton & Garrison LLP.

About Advance America, Cash Advance Centers, Inc.

Founded in 1997, Advance America is the leading provider of non-bank cash advance services in the United States, with approximately 2,600 centers in 29 states. Advance America offers convenient, less-costly credit options to consumers whose needs are not met by traditional financial institutions. Advance America is a founding member of the Community Financial Services Association of America (CFSA), whose mission is to promote laws that provide substantive consumer protections and to encourage responsible industry practices. Please visit (www.advanceamerica.net) for more information.

Important Additional Information and Where to Find It

The Securities and Exchange Commission (the “SEC”) maintains a website that contains reports, proxy and information statements, and other information regarding the Company at www.sec.gov. In addition, any materials the Company files with the SEC may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the documents filed with the SEC by Advance America may be obtained free of charge from Advance America’s website at www.advanceamerica.net.